EXHIBIT 5.1

September 21, 2001


Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036-2774


Ladies and Gentlemen:


         I am General Counsel and Senior Vice President of Marsh & McLennan Companies, Inc., a Delaware corporation (the "Company"). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, (the "Securities Act") for the registration of 1,000,000 shares of common stock, par value $1.00 per share, including preferred stock purchase rights (the "Shares"), of the Company relating to the Marsh & McLennan Companies Special Severance Pay Plan (the "Plan").

         In connection with the foregoing, I or attorneys under my supervision, have examined the minute books and stock records of the Company, the Certificate of Incorporation and By-Laws of the Company, the Registration Statement, the Plan and resolutions duly adopted by the Board of Directors of the Company relating to the Plan. In addition, I, or attorneys under my supervision, have reviewed such other documents and instruments and have conferred with various officers and directors of the Company and have ascertained or verified such additional facts as deemed necessary or appropriate for the purposes of this opinion. In this examination I, or attorneys under my supervision, have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals of such latter documents.

         Based upon the foregoing I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

         My opinion is limited to matters governed by the laws of the State of New York and the General Corporation Law of the State of Delaware.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

William L. Rosoff
Page 2 of 2




         This opinion is solely for your benefit in connection with the Company's offer and sale of the Shares, and is not to be used, circulated, relied on, quoted or otherwise referred to for any other purpose without my express written permission.

                                                       Very truly yours,


                                                       /s/William L. Rosoff
                                                       William L. Rosoff
                                                       Senior Vice President and
                                                       General Counsel